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                         METROPOLITAN SERIES FUND, INC.

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]


Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         METROPOLITAN SERIES FUND, INC.

                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):
[x]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount  previously paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:  ______________

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                       GENERAL AMERICAN CAPITAL COMPANY

Dear Life Insurance Policy and Annuity Contract Owners:

   As you know, it is currently proposed that one or more of the investment portfolios of General American Capital Company ("Capital Company") participate in a reorganization transaction involving another fund complex within the MetLife enterprise. This transaction is called the "Reorganization" below. Owners of variable life insurance or variable annuity contracts issued by separate accounts of the insurance companies within the MetLife enterprise recently received in the mail a Prospectus/Proxy Statement that describes the proposed Reorganization and the specific reasons it is being proposed.

   Attached please find an additional copy of the Prospectus/Proxy Statement together with the following additional documents relating to the Reorganization:

   (1) Capital Company's current prospectus relating to your portfolio.

   (2) A Statement of Additional Information containing information relating to your portfolio's Reorganization.

   (3) The current Statement of Additional Information for the portfolio into which your portfolio is proposed to merge or reorganize.

   (4) The most recent Annual Report for the portfolio into which your portfolio is proposed to merge or reorganize.

   (5) Capital Company's most recent Annual Report relating to your portfolio.

   We realize the attached documents are extensive. Please feel free to call the number listed in the Prospectus/Proxy Statement if you have any questions before the shareholder meeting on April 25, 2003.

   Your vote is important. If you have not already done so, please fill in, date, sign and return the voting instruction form that you previously received or vote by telephone or the internet by following the instructions on the voting instruction form. If you have already voted on the proposed Reorganization you do not need to vote again. If you wish to change or revoke your vote, you may do so by sending your insurance company a properly-signed, later-dated voting instruction form or a written revocation of your earlier instructions.

   We appreciate your participation and prompt response in these matters and thank you for your continued support.

April 14, 2003